EXHIBIT 10.27

Settlement Agreement and Mutual General Release

This Settlement Agreement and Mutual General Release (“Agreement”) is made and entered into as of the 3rd day of February 2005, by and between Merisel, Inc. and Merisel Americas, Inc. (“Merisel”) and Timothy Jenson, Tina Wurtz, Craig Wurtz, John Low, D&H Services, LLC (“D&H”), and TDH Enterprises, LLC (“TDH”). Each is referred to herein as a “Party,” and collectively, as “the Parties.”
Recitals

WHEREAS, on November 30, 2004, Merisel commenced an action against Mr. Jenson, Ms. Wurtz, Mr. Wurtz, John Low, D&H and TDH in the Superior Court of Los Angeles County, California under Case Number Case No. BC 325224, bearing the caption Merisel, Inc., et al. v. Jenson, et. al, asserting claims arising out of a the sale of certain assets and liabilities of Merisel to D&H in August 2004 (the “Original Action”);

WHEREAS, on January 10, 2005, Timothy Jenson filed a Cross-Complaint in the Original Action asserting claims arising from various contracts between Merisel and Mr. Jenson, as well as claims for fraud in the inducement, negligent misrepresentation, common count, work, labor services, violations of labor code, conversion, invasion of privacy, defamation, intentional infliction of emotional distress, and negligent infliction of emotional distress (“Cross-Complaint”) (collectively with the Original Action, “Actions”);

WHEREAS, the Parties wish to complete the settlement, compromise, and resolution of the claims raised in the Actions, on the terms and subject to the conditions stated herein;

The Parties, in consideration of the covenants contained herein, and in consideration and exchange of the following consideration, hereby stipulate and agree as follows:

Terms and Conditions

1.0  Nature of Agreement
Except as otherwise expressly provided herein, this Agreement, and the monies, documents, and/or instruments to be paid, exchanged, and/or filed with the court, constitute a fully executed settlement, accord and satisfaction, and general and special release of any and all claims and disputes by and between the Parties for claims now existing or hereinafter that may arise in regard to, or which in any way relate to or arise out of, the Actions.

2.0  Settlement Obligations.

2.1  Merisel, Ms. Wurtz, and D&H agree to terminate and rescind the Purchase Agreement between D&H and Merisel Americas, Inc., which closed on August 18, 2004 (“the Purchase Agreement”). Mr. Jenson, Mr. Wurtz, Mr. Low and TDH each represent and warranty that they have no direct or indirect interest in D&H or the Purchase Agreement.

2.2  Ms. Wurtz and D&H agree to execute documents releasing any direct or indirect claims to title they may have to all assets and liabilities listed on Schedule A hereto. Mr. Jenson, Mr. Wurtz, Mr. Low and TDH each represent and warranty that they have no direct or indirect interest in the assets and liabilities listed on Schedule A hereto.

2.3  D&H agrees to pay to Merisel one million, five hundred, forty thousand, eight hundred twenty-nine dollars and forty-nine cents ($1,540,829.49). D&H shall wire such funds to an escrow account to be established by Shearman & Sterling LLP (“Shearman”), and Shearman shall release the funds to Merisel seven (7) days after completion of the obligations of Section 2.

2.4  The collective obligations of Sections 2.1, 2.2, and 2.3 constitute a full settlement of all of Merisel’s claims, damages, attorneys’ fees and costs.

2.5  Merisel, Inc. agrees to pay Timothy Jenson one million, eleven thousand seven hundred fifty-six dollars ($1,011,756.00), as may be adjusted pursuant to Section 5 of this Agreement, which payment, along with the obligations of Sections 2.1, constitutes a full settlement of all of Jenson’s claims, damages, attorneys’ fees and costs. Merisel shall wire this sum of money into the trust account of Smith, Chapman & Campbell (“SCC”), and SCC shall release the funds to Mr. Jenson seven (7) days after the completion of the obligations of Section 2.

2.6  Merisel agrees to assume and pay all liabilities and obligations transferred to D&H pursuant to the Purchase Agreement.

2.7  Merisel agrees to file a request for dismissal with prejudice of the Original Action and all causes of action pleaded therein.

2.8  Jenson agrees to file a request for dismissal with prejudice of the Cross-Complaint and all causes of action pleaded therein.

2.9  The Parties agree that they will cooperate to execute all papers and documents as may be necessary and proper to fulfill the terms and conditions of this Agreement.

3.0  Release of Claims.

3.1  The Parties, and each of them, on their own behalf and on behalf of their current and former employees, representatives, companies, corporations, business entities, officers, directors, shareholders, partners, joint venturers, insurers, trustees, executors, creditors, agents, attorneys, heirs, dependents, predecessors, successors, assigns, parents, subsidiaries, affiliates, related companies, and controlling persons, past and present, and each of them, hereby release and forever discharge the other Parties, and each of their respective current and former employees, representatives, companies, corporations, business entities, officers, directors, shareholders, partners, joint venturers, insurers, trustees, executors, creditors, agents, attorneys, heirs, dependents, predecessors, successors, assigns, parents, subsidiaries, affiliates, related companies, and controlling persons, past and present, and each of them, of and from all claims, liabilities, demands, damages, actions, and causes of action, at law or in equity, of every kind and nature, including claims for attorneys’ fees or costs, whether known or unknown, existing, claimed to exist or which may hereafter arise.

3.2  Specific Release of Employment Related Claims:
In addition to the release of Section 3.1, Mr. Jenson, his respective current and former employees, representatives, companies, corporations, business entities, officers, directors, shareholders, partners, joint venturers, insurers, trustees, executors, creditors, agents, attorneys, heirs, dependents, predecessors, successors, assigns, parents, subsidiaries, affiliates, related companies, and controlling persons, past and present, and each of them, specifically forever release and discharge:

3.2.1  all claims relating to or arising from Mr. Jenson’s employment relationship with the Company and the termination of that relationship.

3.2.2  any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation.

3.2.3  any and all claims arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights and Women’s Equity Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Occupational Safety and Health Act of 1970, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Vocational Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Fair Labor Standards Act and the National Labor Relations Act, as amended, the California Fair Employment and Housing Act, the California Workers’ Compensation Act, the California Unruh and Ralph Civil Rights Act, the California Alcohol and Drug Rehabilitation Law, the California Equal Pay Law, any other federal or state anti-discrimination law or any local or municipal ordinance relating to discrimination in employment or human rights and under the common law.

3.2.4  any and all claims for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, other than the payments and benefits provided for in or in accordance with the Agreement.

3.2.5  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

3.2.6  any and all claims for attorneys’ fees and costs.

3.3  ADEA Release. In addition to the releases of Sections 3.2 and 3.3, Mr. Jenson, in consideration of the promises of the Merisel set forth in this Agreement, also hereby releases and discharges Merisel from any and all claims that Mr. Jenson may have against Merisel arising under the U.S. Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Mr. Jenson acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Mr. Jenson also understands that, by signing this Agreement, he is waiving all claims against Merisel, as well as any of its each of its current and former employees, representatives, companies, corporations, business entities, officers, directors, shareholders, partners, joint venturers, insurers, trustees, executors, creditors, agents, attorneys, heirs, dependents, predecessors, successors, assigns, parents, subsidiaries, affiliates, related companies, and controlling persons, past and present, and each of them

By signing this Agreement, Mr. Jenson hereby acknowledges and confirms the following:

3.3.1  He is providing the release and discharge set forth in this Agreement in exchange for consideration in addition to anything of value to which Mr. Jenson is already entitled.

3.3.2  Mr. Jenson was advised by the Company in writing to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to him the terms of this Agreement including, without limitation, the terms relating to his release of claims arising under the ADEA.

3.3.3  Mr. Jenson has read this Agreement carefully and completely and understands each of the terms thereof.

3.3.4  Mr. Jenson is aware that he has twenty-one (21) days in which to consider the terms of the release contained in this Agreement. To the extent he has executed this Agreement within less than twenty-one (21) days after its delivery to him, Mr. Jenson hereby acknowledges that his decision to execute this Agreement prior to the expiration of such twenty-one (21)-day period was entirely voluntary. For a period of seven (7) days following the date of Mr. Jenson’s execution and delivery of this Agreement, Mr. Jenson has the right to revoke the release contained in this Section (the “Revocation Period”). In the event that Mr. Jenson exercises his right to revoke the release contained in this Section, this Agreement will terminate as to all Parties and be of no further effect, with no liability to any of the Parties. The Revocation Period shall expire at 5:00 p.m. California time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. No such revocation by Mr. Jenson shall be effective unless it is in writing and signed by Mr. Jenson and received by Merisel prior to the expiration of the Revocation Period.

3.3.5  As set forth in section 7(f)(1)(C) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, Employee understands that Employee is not waiving any rights or claims provided under ADEA that may arise after this Agreement is executed by Employee.

3.4  In addition to the release of Section 3.1, Merisel, its respective current and former employees, representatives, companies, corporations, business entities, officers, directors, shareholders, partners, joint venturers, insurers, trustees, executors, creditors, agents, attorneys, heirs, dependents, predecessors, successors, assigns, parents, subsidiaries, affiliates, related companies, and controlling persons, past and present, and each of them, specifically forever release and discharge:

3.4.1  all claims relating to or arising from Mr. Jenson’s employment relationship with the Company and the termination of that relationship.

3.4.2  any and all claims for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; fraud and defamation

3.4.3  any and all claims payments of any kind, other than the payments and benefits provided for in or in accordance with the Agreement.

3.4.4  any and all claims arising out of any other laws and regulations relating to employment.

3.4.5  any and all claims for attorneys’ fees and costs.

3.5  The Parties specifically understand, acknowledge, and agree that this is a full and final release of all claims described herein, whether known or unknown, and whether or not included in the pleadings of the Actions. The Parties therefore hereby expressly and voluntarily waive all rights or benefits which each respective Party might otherwise have under California Civil Code Section 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.

The Parties further expressly and voluntarily waive any substantially similar or equivalent statutory, common law, or equitable rights or benefits arising under the laws of any other jurisdiction. The Parties acknowledge that claims or facts in addition to or different from those which are now known or believed to exist may later be discovered with respect to any claim, liability, demand, damage, action or cause of action that they, or any of them, may possess against each other, or their respective current and former employees, representatives, companies, corporations, business entities, officers, directors, shareholders, partners, joint venturers, insurers, trustees, executors, creditors, agents, attorneys, heirs, predecessors, successors, assigns, parents, subsidiaries, affiliates, related companies, and controlling persons, past and present, and each of them, but each Party nevertheless intends this release to be effective as a full, general release.

3.6  This Agreement is in full settlement, accord, satisfaction, and discharge of all of the claims described herein. This Agreement has been executed with the express intention of effectuating the full and final extinguishment of all such claims.

4.0  Responsibility for Fees and Costs
Each of the Parties shall bear and be responsible for his or its own attorneys’ fees and costs associated with the matters and disputes that are the subject matter of this Agreement.

5.0  Tax Responsibilities

5.1  The payment of one million, eleven thousand, seven hundred and fifty-six dollars ($1,011,756.00) by Merisel, Inc. to Mr. Jenson in Section 2.5 consists of the following:

5.1.1  Seven hundred fifty-eight thousand, four hundred and twenty dollars ($758,420.00) that currently is being held in an account for Mr. Jenson pursuant to the Deferred Compensation Agreement. Timothy Jenson and Merisel acknowledge that $700,000 of this amount had FICA and Medicare taxes withheld when it was placed in the Deferred Compensation Account. Merisel shall withhold from the remaining amount any applicable federal, state and local income taxes, and any FICA, Medicare and other payroll deduction that it is required to pay by law in accordance with the Internal Revenue Service Form W-4 with respect to Mr. Jenson on the date of payment contemplated by this Section.

5.1.2  Two hundred thousand dollars ($200,000.00) in severance pay to Mr. Jenson. Merisel shall withhold from this amount any applicable federal, state and local income taxes, and any FICA, Medicare and other payroll deduction that it is required to pay by law in accordance with the Internal Revenue Service Form W-4 with respect to Mr. Jenson on the date of payment contemplated by this Section.

5.1.3  Fifteen thousand, six hundred forty-four dollars ($15,644.00) in COBRA reimbursement. Merisel shall withhold from this amount any applicable federal, state and local income taxes, and any FICA, Medicare and other payroll deduction that is required by law in accordance with the Internal Revenue Service Form W-4 with respect to Mr. Jenson on the date of payment contemplated by this Section.

5.1.4  Thirty-seven thousand, six hundred ninety-two dollars ($37,692.00) in previously disputed vacation pay. Merisel shall withhold from this amount any applicable federal, state and local income taxes, and any FICA, Medicare and other payroll deduction that it is required to pay by law in accordance with the Internal Revenue Service Form W-4 with respect to Mr. Jenson on the date of payment contemplated by this Section.

6.0  Denial of Liability

6.1  Each Party denies any liability to any other Party, or any other individual or entity, concerning the claims described in the Actions and in the releases of Section 3, above. Each Party acknowledges that each other Party continues to deny liability, disclaim responsibility, and dispute the factual allegations claimed by any other Party.

7.0  Warranties

7.1  Each of the Parties respectively represents and warrants that no other person or entity has claimed or now claims any interest in the subject of this Agreement, and that no right, claim, liability, demand, damage, action or cause of action, or any part thereof, of any kind or nature covered by this Agreement, has been sold, assigned, granted or otherwise transferred to any other person or entity.

7.2  Mr. Jenson, Ms. Wurtz, Mr. Wurtz, Mr. Low, D&H, TDH and each of them, represent that, except as represented on Schedule B to this Agreement, they have not collected, received, or otherwise acquired any payments on accounts receivable, payments on notes or loans, interest payments, tax refunds, or any other monetary gain from their interest in the assets and liabilities listed on Schedule A to this Agreement. Should any of these persons and entities become aware of any such payment, refund or other monetary gain, they will reimburse Merisel for that amount within ten (10) days of discovery thereof.

7.3  Merisel represents and warranties that the check it issued to Mr. Jenson on November 22, 2004 for $18,953.63 has cleared Merisel’s bank account as of the date of this Agreement.

7.4  Each person executing this Agreement on behalf of the Party for whom he purports to act, represents and warrants that he is duly authorized to execute this Agreement on behalf of such Party.

7.5  Each of the Parties represents and warrants that each has read and understands this Agreement, and that no promise, inducement, representation or agreement not expressly set forth herein has been made to them in connection with this Agreement. The Parties agree that, prior to the execution of this Agreement, they have apprised themselves of sufficient relevant data, through resources of their own selection, and have consulted with their respective counsel, in order that they might intelligently exercise their judgment in deciding whether to execute this Agreement. The Parties agree that this Agreement is executed voluntarily and without duress or undue influence of any nature whatsoever.

8.0  Cooperation By Parties
The Parties hereby acknowledge that Merisel’s auditors and other outside professionals may need to inquire into various matters arising during the period that Mr. Jenson was CEO and President of Merisel. All Parties hereby covenant and agree to provide reasonable cooperation to such professionals as requested.

9.0  Enforcement of Agreement
It is specifically understood and agreed that this Agreement may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, arbitration, suit or other proceeding that may be instituted, prosecuted or attempted in breach of this Agreement. In the event that litigation is necessary to enforce a provision or provisions of this Agreement, all costs and attorneys’ fees shall be paid by the non-prevailing Party or Parties to the prevailing Party or Parties.

10.0  Confidentiality

10.1  The Parties agree to treat this Agreement, and the terms hereof, and all “Confidential Information” (as defined below) as confidential matters not to be disclosed to third parties.“Confidential Information” means all data, information and materials related to the any Party or any subsidiary, affiliate, related entity, division or any of their respective partners, members, employees, consultants, portfolio companies, or business associates thereof which are not generally known or available to the public or so known only through improper means whether oral, graphic, written, electronic or in machine readable form, including (i) any proprietary information relating to the business or personal information of the Parties and (ii) any information contained in this Agreement or related to the litigation, disputes, and circumstances that led to this Agreement.

10.2  Protection of Confidential Information. The Parties and their related representatives, officers, directors, affiliates, agents, attorneys, assigns, parents, subsidiaries, related companies and related persons will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party any Confidential Information. The Parties are aware that the unauthorized disclosure of Confidential Information may be highly prejudicial to other Parties’ interests, an invasion of privacy, and an improper disclosure of trade secrets. Without limiting the foregoing, the Parties shall not make copies of, or otherwise reproduce, Confidential Information unless there is a legitimate need of the Party for reproduction. The Parties will take all appropriate steps to safeguard and protect the Confidential Information.

10.3  Delivery of Confidential Information. Each party acknowledges that all Confidential Information is and shall remain the sole, exclusive and valuable property of the Party to which it belongs and that any other Party shall not have and shall not acquire any right, title or interest therein. Any and all printed, typed, written or other material which any Party has or may obtain with respect to Confidential Information (including without limitation all copyrights therein) shall be and shall remain the exclusive property of the originating Party. Each Party understands, however, that any Party may have a legal obligation not to destroy documents it currently has in its possession, and may be required by law to produce those documents or reveal the contents of those documents, regardless of any Party’s view as to whether those documents are the property of another Party.

10.4  Public Disclosure. The Parties acknowledge that Merisel, Inc. is a publicly traded company and subject to certain disclosure requirements. Despite anything in this Agreement to the contrary, the Parties may disclose any Confidential Information to the extent it is required by law.

11.0  Press Release and 8K
Upon execution of this Agreement, Merisel, Inc. will issue a press release announcing the fact of this settlement, and file a corresponding 8K. The content of the press release, as agreed to by the Parties, is set forth in Schedule C hereto.

12.0  Non Disparagement - No Negative Statements
Except as may otherwise be required by law or by any legal action, the Parties agree not to divulge to anyone any untrue or defamatory information, whether or not proprietary or Confidential, concerning any of the Parties or its respective businesses. The Parties and their respective officers, directors, employees, representatives, and agents agree not to divulge to anyone any untrue or defamatory information, whether or not proprietary or Confidential, concerning the other Parties including but not limited to internal notes, memoranda, minutes, findings, conclusions concerning Jenson, and or the pending litigation. The Parties acknowledge that the content of Schedules C and D, and each of them, is not untrue or defamatory.

13.0  Public Disclosure
Should any person or entity seek information from Merisel in connection with any potential future employment of Mr. Jenson, Merisel shall provide only the information set forth in Schedule D hereto.

14.0  Good Faith
This Agreement represents a good faith compromise of disputed claims and is not and shall not be considered, regarded or described as an admission of liability or responsibility by any of the Parties.

15.0  Entire Agreement; Modification and Amendment
This Agreement constitutes the entire agreement between the Parties, and supersedes any and all prior oral and written agreements and understandings. The Agreement may not be altered, amended, or modified or otherwise changed in any respect whatsoever except by a writing duly executed by the Parties or their authorized representatives.

16.0  Titles, Captions, and Provisions.

16.1  All of the provisions of this Agreement are contractual and not mere recitals, and shall be considered severable, such that if any provision or part hereof shall at any time be held under any law or ruling to be invalid, such provision or part shall remain in force to the extent allowed by law, and all other provisions shall remain in full force and effect and enforceable.

16.2  The Recitals set forth above shall be merged in and is part of this Agreement, and the titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision herein.

17.0  Construction and Jurisdiction
This Agreement shall be construed and enforced according and pursuant to the laws of the State of California. The Parties agree to the exclusive jurisdiction of the Los Angeles County Superior Court to enforce the provisions of this Agreement.

18.0  Drafting and Interpretation
The Parties agree that the terms and conditions expressed herein have been negotiated and that no ambiguity shall be construed against any Party.

19.0  Execution and Counterparts
This Agreement may be executed in one or more counterparts and by facsimile signatures, which, taken together, shall constitute a single document representing the whole of the agreement between the Parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

Date: February 3, 2005	By:	/s/ Donald R. Uzzi
Merisel, Inc. by: Donald R. Uzzi
Title: President and CEO of Merisel, Inc.

Date: February 3, 2005	By:	/s/ Donald R. Uzzi
Merisel Americas, Inc. by: Donald R. Uzzi
Title: President and CEO of Merisel Americas, Inc.

Date: February 3, 2005	By:	/s/ Timothy Jenson
Timothy Jenson

Date: March 7, 2005	By:	/s/ Tina Wurtz
Tina Wurtz

Date: March 7, 2005	By:	/s/ Craig Wurtz
Craig Wurtz

Date: March 7, 2005	By:	/s/ John Low
John Low

Date: March 7, 2005	By:	/s/ Tina Wurtz
D&H Services, LLC by: Tina Wurtz

Date: February 3, 2005	By:	/s/ Timothy Jenson
TDH Enterprises LLC by: Timothy Jenson

APPROVED AS TO FORM BY:

SHEARMAN & STERLING LLP

Date: February 3, 2005	By:	/s/ Alan S. Goudiss
Alan S. Goudiss
Attorneys for Merisel, Inc. and Merisel Americas, Inc.

SMITH, CHAPMAN & CAMPBELL

Date: February 3, 2007	By:	/s/ Steven Smith
Steven Smith
Attorneys for Timothy Jenson and TDH Enterprises, LLC.